Exhibit 99.1

Evergreen Energy Closes Sale of its Landrica Development Company
Assets Including the Fort Union Plant
- Lease agreement provides Evergreen with continued use of the K-Fuel testing facility and equipment at Fort Union –
- WPG Resources to deliver coal samples for testing and analysis -

DENVER, March 30, 2011 — Evergreen Energy Inc. (NYSE Arca: EEE), announced it has closed the sale of the assets of its subsidiary, Landrica Development Company, including the Fort Union plant and associated property located near Gillette, Wyoming, to Green Bridge Holdings, Inc., a subsidiary of Synthetic Fuels LLC.  Concurrent with the sale, Evergreen and Green Bridge Holdings entered into a lease agreement to provide access to and use of the K-Fuel® testing facility and certain equipment located on the Fort Union site for a period of five years at nominal cost to the company.
The company expects its coal testing activities at the K-Fuel test facility will increase in the coming months, as there are currently a number of coal companies that are in various stages of advancing testing arrangements.  For example, later this week WPG Resources (WPG) ASX: WPG) expects to commence shipment of coal samples to the K-Fuel test facility for thermal coal analyses and testing.  The samples were derived from WPG’s Penrhyn coal project south of Coober Pedy in South Australia.
On February 2, 2011, the company announced the signing of a non-binding memorandum of understanding with WPG.  The memorandum of understanding lays the foundation for a potential joint venture that would include the combining of certain coal assets owned by WPG with Evergreen’s K-Fuel technology to produce upgraded coal in Australia. Discussions with WPG are progressing and Evergreen expects to finalize contractual documentation and reach a definitive joint venture agreement with WPG by the end of the summer in 2011 after completion of a successful testing program at the K-Fuel facility.

Background on Landrica Development Company Asset Sale
On August 24, 2010, the company announced that it signed a definitive agreement with Synthetic Fuels LLC, for the sale of the assets of Landrica Development Company, including the Fort Union plant and associated property. The sale is expected to provide an aggregate of approximately $7.2 million of available cash to the company, comprised of: (i) cash payments of $2.0 million, of which $500,000 was paid at closing, $500,000 is to be paid on the first anniversary of closing and the remaining $1.0 million on the second anniversary of closing; and (ii) the payment for the transfer of the $5.2 million of reclamation bonds pertaining to the sold property, which will be paid pursuant to a note secured by a mortgage on the property and payable on or before the one year anniversary of the closing.  Upon closing, Green Bridge Holdings assumed the environmental liabilities of the site.  The company received $1.2 million on November 2, 2010 upon the State of Wyoming reducing the bond requirement.  Proceeds from the sale will be used for general working capital purposes.

Evergreen Energy Inc.
Evergreen Energy Inc. (NYSE Arca: EEE) has developed two proven, proprietary, patented, and transformative green technologies: K-Fuel® and the GreenCert™ suite of software and services.  K-Fuel technology significantly improves the performance of low-rank coals, yielding higher efficiency and lowering emissions.  GreenCert, which is owned exclusively by Evergreen, is a science-based, scalable family of environmental intelligence solutions that quantify process efficiency and greenhouse gas emissions from energy, industrial and agricultural sources and may be used to create verifiable emission reduction credits.  Visit www.evgenergy.com for more information.

Safe Harbor Statement
Statements in this release that relate to future plans or projected results of Evergreen Energy Inc. are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the "safe harbor" provisions of the PSLRA. Our actual results may vary materially from those described in any "forward-looking statement" due to, among other possible reasons, the realization of any one or more of the risk factors described in our annual or quarterly reports, or in any of our other filings with the Securities and Exchange Commission.  Readers of this release are encouraged to study all of our filings with the Securities and Exchange Commission. Our ability to execute our business plan and develop the K-Fuel® or GreenCert™ technologies may be adversely impacted by unfavorable decisions in pending litigation, the inability of the Company to satisfy the terms of the settlement agreement with the holders of its 2007 and 2009 Notes, the inability of Green Bridge Holdings to make future payments under the terms of the sale of the Landrica Development Company assets and our Ft. Union Plant, our inability to raise sufficient additional capital in a timely manner to pursue the development of our technology, and our inability to timely and successfully complete pending transactions, including consummation of the proposed joint venture with WPG Resources. Readers of this release are cautioned not to put undue reliance on forward-looking statements.

Evergreen Investor Contact:
Becky Herrick, Lippert / Heilshorn & Associates, 415.433.3777, bherrick@lhai.com

###

3